EXHIBIT-99(a)(5)

[BELK LOGO]

For More Information:	News Release
Steve Pernotto
Executive Vice President
704-357-1064, Ext. 3618

Belk, Inc. Announces Self Tender Offer to Repurchase
3 Million Shares of Common Stock at $9.50 Per Share

     CHARLOTTE, N.C., March 13, 2003 – The Board of Directors of Belk, Inc. today announced its approval of a $28.5 million self tender offer to repurchase outstanding shares of common stock. The company will offer to repurchase up to 3,000,000 shares of class A and/or class B common stock, or approximately 5.6% of the outstanding shares of common stock, at $9.50 per share.

     The tender offer will begin immediately following the company’s Form 10-K filing with the Securities and Exchange Commission (SEC) for the fiscal year ended February 1, 2003. The filing is expected to occur on or about April 23, 2003.

     “This repurchase offer is a vote of confidence in our business, associates and stockholders,” said John M. Belk, chairman and CEO. “It demonstrates our belief in the inherent financial strength and growth potential of the company and our commitment to enhancing shareholder value for the long term. Additionally, the stock buyback provides a significant liquidity opportunity for Belk stockholders.”

     Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company with 214 stores operating in 13 southeastern and Mid-Atlantic states. The late William Henry Belk founded the first store in Monroe, N.C. in 1888.

     This press release constitutes neither an offer to buy nor the solicitation of an offer to sell shares. The solicitation and the offer to buy Belk’s common stock will only be made pursuant to an offer to purchase and related materials that Belk expects to begin mailing to its stockholders on or about April 23, 2003. Stockholders should read these materials carefully because they will contain important information, including various terms and conditions of the offer. Stockholders will be able to obtain for free the offer to purchase and other filed documents at the SEC’s website at www.sec.gov. Once available, these documents may also be obtained for free in the “SEC Filings” section of Belk’s website at www.belk.com.

     Certain statements made in this news release are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words.

     These forward-looking statements are subject to risks and uncertainties, which may cause our actual results to differ significantly from the results we discuss in such forward-looking statements. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

# # #